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                                                                    EXHIBIT 99.1


                                                 FOR RELEASE SEPTEMBER 8, 1998


              PENSKE MOTORSPORTS COMMENTS ON EXPECTED THIRD QUARTER
                     EARNINGS AND ANNOUNCES STOCK REPURCHASE


DETROIT - Penske Motorsports, Inc. (PMI) (Nasdaq-NNM: SPWY) today announced that it expects to report net income for the quarter ending September 30, 1998, in the range of $3.4 million to $3.7 million, or $.24 to $.26 per common share.

         The Company's results were impacted by lower than expected revenues at two of its race weekends during the quarter. Attendance at both the U.S. 500 held at Michigan Speedway and the Company's NASCAR Tripleheader event weekend in California was below anticipated levels. While the NASCAR Winston Cup event weekend held in August at Michigan Speedway resulted in record attendance and revenues, the positive result was not sufficient to overcome the reduced revenues at the two other events.

         PMI President Greg Penske commented that the change in dates for the California NASCAR event from October along with the severe heat in July were significant factors affecting the attendance. Mr. Penske went on to say "Attendance at professional motorsports events is at record levels and we remain committed to continuing our growth trend and support the analysts' consensus fourth quarter 1998 earnings estimates."

         The Company also announced its plan to repurchase, from time to time, up to $10 million worth of shares of Penske Motorsports, Inc. in open market transactions. The timing and volume of purchases under this program will depend on market conditions. The stock repurchase program confirms the Company's confidence in its future growth prospects.

         Penske Motorsports, Inc. is a leading promoter and marketer of professional motorsports

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                                     -more-

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in the United States. PMI owns and operates the following facilities through its wholly-owned subsidiaries: Michigan Speedway in Brooklyn, Michigan; Nazareth Speedway in Nazareth, Pennsylvania; California Speedway in San Bernardino
County, California; and North Carolina Speedway near Rockingham, North Carolina. PMI also holds a 45% interest in Homestead-Miami Speedway, LLC, near Miami, Florida. In addition, PMI produces and markets motorsports-related merchandise and accessories such as apparel, souvenirs and collectibles through its subsidiary, Motorsports International Corp.; and a subsidiary of PMI distributes and sells Goodyear brand racing tires in the Midwest and Southeast regions of the United States.

         Penske Motorsports' major shareholder is a majority-owned subsidiary of Penske Corporation, a closely held, diversified transportation services company which conducts its business through a number of wholly or partially-owned companies, including Penske Truck Leasing Company, Detroit Diesel Corporation, Diesel Technology Company, Penske Automotive Group, Inc., Penske Auto Centers, Inc., and Penske Capital Partners. The Penske group of businesses has annual revenues exceeding $6 billion and employs more than 28,000 around the world.

         Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filing are available from the Company and the SEC.

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Contact:     James H. Harris
             Senior Vice President & Treasurer
             (313) 592-5258/ Fax (313) 592-7332